CONSULTING AGREEMENT


     This Consulting Agreement (the "Agreement") made on this 14th day of May, 2004, by and between GK Intelligent Systems, Inc., a Delaware corporation, located at 2602 Yorktown Place, Houston, Texas 77056 (the "Client"), and Deanna S. Slater, a professional consultant, located at 10142 Valley Forge, Houston, Texas, 77042 - (the "Consultant") is made in consideration of the mutual promises made herein and set forth as follows:

                            ARTICLE 1.

                         TERM OF CONTRACT

     1.1 This Agreement will become effective on April 1, 2004 and will continue in effect until the services provided for in this Agreement have been performed, or until terminated as provided in Article 6, below.

                            ARTICLE 2.

              SERVICES TO BE PERFORMED BY CONSULTANT

     2.1 Services. Consultant agrees to perform the following consulting services to Client:

             2.1.1 Assist the President and Board of Directors in achieving their chief goals and responsibilities;

             2.1.2 Manage the Corporation's investor relations program; serve as an interface to shareholders;

             2.1.3 Assist the President in achieving the Corporation's goal of acquiring several profitable companies; assist the President with merger/acquisition presentations;

             2.1.4 Manage the Corporation's website and subsidiary websites; and

             2.1.5     Provide general office services support.

     2.2 Method of Performing Services. Consultant will determine the method, details, and means of performing the above-described services. Consultant may perform the Services under this Agreement at any suitable time and location of Consultant's choice, however the Consultant shall make himself available to the Client as set forth in Section 4.3.

     2.3 Status of Consultant. Consultant is and shall remain an independent contractor. Consultant and any agents or employees of Consultant shall not act as an officer or employee of Client. Client assumes no liability for Consultant's actions in performance, or responsibility for taxes, funds, payments or other commitments, implied or expressed, by or for Consultant. Consultant has no authority to assume or create any commitment or obligation on behalf of, or to bind, Client in any respect.

     2.4 Use of Employees or Subcontractors. Upon Client's prior written approval if any additional cost to Client will be incurred, Consultant may use any employees or subcontractors as

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Consultant deems necessary to perform the services required of Consultant by this Agreement. Client acknowledges and agrees that Consultant may realize a commission on the use of such employees and subcontractors for the performance of additional services as described in paragraph 3.4, below, and such commission shall be an included cost in any proposal submitted to Client by Consultant. Notwithstanding the foregoing, any proposal prepared by Consultant, which includes consulting fees to be charged by Consultant to Client, shall be clearly identified and quoted as such.

                            ARTICLE 3.

                           COMPENSATION

     3.1 Monthly Fee. Client shall pay a monthly retainer fee of six thousand and no/100 dollars ($6,000.00), which shall be due and payable, on the first day of each month commencing with the execution of this Agreement (the "Retainer Fee").

     3.2 Terms of Payment. With each invoice submitted by Consultant as specified in Article 3.3 below, Consultant shall designate the preferred manner of payment, which may be in the form of cash or in GK Intelligent Systems, Inc. common stock. In the event that Consultant elects to receive common stock, the issuance of said shares shall be registered with the U.S. Securities and Exchange Commission on its Form S-8 or similar registration. The number of shares to be received by Consultant shall be calculated by dividing the invoiced amount by the closing bid price of the stock on the date of invoice. Client shall retain the right to make the final determination of whether such payments shall be in stock or cash.

     3.3 Invoicing and Payment Terms. Consultant shall submit to Client an invoice for the Retainer Fee and any and all additional services rendered on or before the first of each month. Client agrees to pay any net amount due to Consultant within ten (10) days after receipt of the statement.

     3.4 Payment of Expenses. Consultant shall be responsible for its normal and customary overhead business expenses incurred in performing services under this Agreement, including without limitation, telephone, facsimile, postage, photocopying, supplies, rent, employee salaries and benefits, and insurance. Travel expenses and other extraordinary expenses in relation to the Client shall require the Consultant to obtain the prior written approval of Client. Where Consultant is required to travel outside the State of Texas on business, all travel arrangements will be at business class, and if not available, then based on available first class travel accommodations.


                            ARTICLE 4.

                    OBLIGATIONS OF CONSULTANT

     4.1 Non-Exclusive Relationship. Client acknowledges and agrees that the relationship with Consultant is non-exclusive and Consultant may represent, perform services for, and contract with, as many additional clients, persons or companies as Consultant in Consultant's sole discretion sees fit.

     4.2 Consultant's Qualifications. Consultant represents and warrants that Consultant has the qualifications and skills necessary to perform the services under this Agreement in a competent and professional manner, and is able to fulfill the requirements of this Agreement. Consultant shall comply with all applicable federal, state and local laws in the performance of its obligations hereunder, and all materials used by Consultant in fulfilling its obligations under this Agreement shall not infringe upon any


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third party copyright, patent, trade secret or other proprietary right.
Consultant acknowledges and agrees that failure to perform all the services required under this agreement constitutes a material breach of the Agreement.

     4.3 Availability of Consultant. Consultant acknowledges and agrees that a material consideration of this Agreement is that Consultant be in charge of all services rendered to Client under this Agreement. Further, that the availability of the Consultant be the equivalent of three (3) regular business days per week and that the unavailability of such services shall constitute a material breach of this Agreement. Should Client not avail itself of Consultant's services, from one week to the next, such availability will not be accumulated without Consultant's express approval.

     4.4 Indemnity. Consultant agrees to indemnify, defend, and hold Client free and harmless from all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, attorneys' fees, and costs, including without limitation expert witnesses' fees, that Client may incur as a result of a breach by Consultant of any representation or agreement contained in this Agreement.

     4.5 Assignment. Neither this Agreement nor any duties or obligations under this Agreement may be assigned by Consultant without the prior written consent of Client.


                            ARTICLE 5.

                      OBLIGATIONS OF CLIENT

     5.1 Compliance with Requests. Client agrees to comply with all reasonable requests of Consultant necessary to the performance of Consultant's duties under this Agreement.

     5.2 Company Provided Information. Client assumes full responsibility for the accuracy and completeness of all information provided to Consultant.

     5.3 Indemnity. Client agrees to indemnify, defend, and hold Consultant free and harmless from all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, attorneys' fees, and costs, including without limitation expert witnesses' fees, that Consultant may incur as a result of any information provided to Consultant by Client under this Agreement.

                            ARTICLE 6.

                     TERMINATION OF AGREEMENT

     6.1 Termination on Notice. Notwithstanding any other provision of this Agreement, either party may terminate this Agreement at any time by giving thirty (30) days written notice to the other party. Unless otherwise terminated as provided in this Agreement, this Agreement will continue in force until the Services provided for in this Agreement have been fully and completely performed.

     6.2 Termination on Occurrence of Stated Events. This Agreement will terminate automatically on the occurrence of any of the following events:


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             6.2.1   Unavailability of Consultant to manage and oversee all
services rendered to Client by Consultant under this Agreement;

             6.2.2   Bankruptcy or insolvency of either party;

             6.2.3   Dissolution of either party; and/or,

             6.2.4 The assignment of this Agreement by Consultant without the prior written consent of Client.

     6.3 Termination for Default. If either party defaults in the performance of this Agreement or materially breaches any of its provisions, the non-breaching party may terminate this Agreement by giving written notification to the breaching party. Termination will take effect immediately on receipt of notice by the breaching party or five (5) days after mailing of notice, whichever occurs first. For the purposes of this paragraph, material breach of this Agreement includes, but is not limited to, the following:

             6.3.1 Consultant's failure to perform the services specified in this Agreement;

             6.3.2 Consultant's material breach of any representation or agreement contained in Article 4, above;

             6.3.3 Client's material breach of any representation or agreement contained in Article 5, above; and/or,

             6.3.4 Client's failure to pay Consultant any compensation due within thirty (30) days after written demand for payment.

                            ARTICLE 7.

                        CLIENT INFORMATION

     7.1 Nondisclosure/Nonuse of Client Information. Consultant agrees that all information provided by Client to Consultant under this Agreement shall not be disclosed or used by Consultant for any purpose other than Consultant's performance under this Agreement.

     7.2 Confidential Information. Any written, printed, graphic, or electronically or magnetically recorded information furnished by Client for Consultant's use is and shall remain the sole property of Client. This proprietary information includes, but is not limited to, investor lists, marketing information, planning, drawings, specifications, and information concerning Client's employees, products, services, prices, and operations. Consultant will keep this confidential information in the strictest confidence, and will not disclose it by any means to any person except with Consultant's prior written approval, and only to the extent necessary to perform the services under this Agreement. This prohibition also applies to Consultant's employees, agents, and subcontractors. On termination of this Agreement or request by Client, Consultant will return within two (2) days any confidential information in Consultant's possession to Client.

                            ARTICLE 8.

                        GENERAL PROVISIONS


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     8.1     Notices.  Any notices to be given by either party to the other shall be in writing and may be transmitted either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, but each party may change that address by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt. Mailed notices shall be deemed communicated as of five (5) days after the date of mailing.

     8.2 Attorneys' Fees and Costs. If this Agreement gives rise to a lawsuit or other legal proceeding between any of the parties hereto, the prevailing party shall be entitled to recover court costs, necessary disbursements (including expert witnesses' fees) and reasonable attorneys' fees, in addition to any other relief such party may be entitled.

     8.3 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the services provided by Consultant to Client under this Agreement, and contains all of the covenants and agreements between the parties with respect to this Agreement in any manner whatsoever. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding.

     8.4 Modifications. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

     8.5 Effect of Waiver. The failure of either party to insist on strict compliance with any of the terms, covenants, or conditions of this Agreement by the other party shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

     8.6 Partial Invalidity. If any provision in this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

     8.7 Law Governing Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     8.8 Jurisdiction/Venue. Jurisdiction and venue for any dispute arising out of this Agreement shall be exclusively in the city of Houston, State of Texas.

     8.9 Construction. If any construction is to be made of any provision of this Agreement, it shall not be construed against either party on the ground such party was the drafter of the Agreement or any particular provision.

     8.10     Time.  Time is of the essence in this Agreement.

     8.11 Corporate Authorization. If any signatory of this Agreement is a corporation, said signatory represents and warrants that this Agreement and the undersigned's execution of this Agreement have been duly authorized and approved by the corporation's Board of Directors. The undersigned officers and representatives of the corporation(s) executing this Agreement on behalf of the corporation(s) represent



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and warrant they are officers of the corporation(s) with full authority to execute this Agreement on behalf of the corporation(s).


     IN WITNESS WHEREOF, the undersigned have executed this Agreement, effective as of April 1, 2004:




CLIENT:                               CONSULTANT:
GK Intelligent Systems, Inc.          Deanna S. Slater

     /s/ Gary F. Kimmons                  /s/ Deanna S. Slater
By:  ____________________________     By:  _____________________________
     Gary F. Kimmons                       Deanna S. Slater
Its:  President




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